EXHIBIT 1

                                  AGREEMENT

      THIS AGREEMENT is made and entered into by and between First Southern Bancorp, Inc., Lancaster Life Reinsurance Company and Cumberland Lake Shell, Inc. (collectively, the "Group").

                             W I T N E S S E T H

     WHEREAS, each member of the Group owns of record shares of the Common Stock of Communication Cable, Inc.

     WHEREAS, each member of the Group desires to file a single Schedule 13D indicating the beneficial ownership of each member; and

     WHEREAS, Rule 13d-1(f)(1)(111) under the Securities Exchange Act of 1934 (the "Act") requires that, when a Schedule 13D is filed on behalf of more than one person, the Schedule 13D shall include as an exhibit to the Schedule 13D an agreement in writing of such persons that the Schedule 13D is filed on behalf of each of them;

     NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties thereto, the parties hereto covenant and agree as follows

     1. First Southern Bancorp, Inc., Lancaster Life Reinsurance Company and Cumberland Lake Shell, Inc. agree that a single Schedule 13D and any amendments thereto relating to the shares of Common Stock of Communication Cable, Inc. shall be filed on behalf of each of them.

     2. First Southern Bancorp, Inc., Lancaster Life Reinsurance Company and Cumberland Lake Shell, Inc. each acknowledge and agree that pursuant to Rule 13d-1(f)(1) under the Act each of them is individually responsible for the timely filing of such Schedule 13D and any amendments thereto and for the completeness and accuracy of the information contained therein.
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     3. This Agreement shall not be assignable by any party hereto.

     4. This Agreement shall be terminated only upon the first to occur of the following: (a) the death of any of the individual parties hereto, (b) the dissolution, termination or settlement of First Southern Bancorp, Inc., Lancaster Life Reinsurance Company, or Cumberland Lake Shell, Inc. or (c) a written notice of termination given by any party hereto to all of the other parties hereto.

     5. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy hereof, but all of which together shall constitute a single instrument.

     6. First Southern Bancorp, Inc., Lancaster Life Reinsurance Company and Cumberland Lake Shell, Inc. each acknowledge and agree that the President of First Southern Bancorp, Inc., then in office, shall be authorized as attorney-in-fact to sign, on behalf of each party to this Agreement, any Schedule 13D or amendments thereto that are required to be filed on behalf of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 31st day of August, 1995.


                              FIRST SOUTHERN BANCORP, INC.


                              By:  /s/ Jess Correll
                                   Jess Correll, President


                              LANCASTER LIFE REINSURANCE COMPANY


                              By:  /s/ Jess Correll
                                   Jess Correll, President


                              CUMBERLAND LAKE SHELL, INC.


                              By:  /s/ Terry Flinchum
                                   Terry Flinchum, President